Exhibit 99

Quad Announces Changes to Board of Directors

Mark Angelson Steps Down Following Announcement of Appointment as Chicago’s Deputy Mayor

SUSSEX, WI, April 27, 2011 — Quad/Graphics, Inc. (NYSE: QUAD) announced today that Mark Angelson has resigned from the company’s Board of Directors to focus on his future new roles as Chicago’s Deputy Mayor and Chairman of the Mayor’s Economic, Budgetary and Business Development Council. The company does not intend to fill the vacancy created by Mr. Angelson’s departure and has reduced the size of its Board from eight to seven.

“We congratulate Mark on his appointment as Chicago’s Deputy Mayor and wish him well as he applies his considerable business expertise to helping strengthen Chicago’s economic future,” said Joel Quadracci, Quad/Graphics Chairman, President & CEO. “Not only does Mark have keen business instincts, as shown by his proven private-sector track record, but he is a man of his word who provided exceptional guidance and insight to us as a Board member. I know he will serve the City of Chicago and its people well. On behalf of everyone at Quad/Graphics, I thank him for his service and support to our company, and look forward to seeing the good work he will do.”

Mr. Angelson joined Quad/Graphics’ Board of Directors in July 2010, following the company’s acquisition of Montreal-based competitor World Color Press, Inc. As former Chairman and CEO of World Color Press, Mr. Angelson helped facilitate the acquisition, which propelled Quad/Graphics to being the second largest commercial printer in the Americas.

“While Mark brought considerable talent to our Board, our remaining Board members have a wide range of experience, expertise and perspectives, and we are confident that they will continue to guide the company well,” Mr. Quadracci said.

About Quad/Graphics
Quad/Graphics (NYSE: QUAD) is a global provider of print and related multichannel solutions for consumer magazines, special interest publications, catalogs, retail inserts/circulars, direct mail, books, directories, commercial and specialty products, including in-store signage. Headquartered in Sussex, Wis. (just west of Milwaukee), the company has approximately 25,000 full-time equivalent employees working from approximately 60 print-production facilities as well as other support locations throughout the United States, Canada, Latin America and Europe. As a printing industry innovator, Quad/Graphics (www.QG.com) is redefining the power of print in today’s multimedia world by helping its clients use print as the foundation of multichannel communications strategies to drive their top-line revenues.

Investor Relations Contact:
Barb Bolens, Quad/Graphics, 414-566-4959, Barb.Bolens@qg.com

Media Contact:
Claire Ho, Quad/Graphics, 414-566-2955, Claire.Ho@qg.com

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